Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Parallel Petroleum Corporation
We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 of our reports dated February 27, 2007, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Parallel Petroleum Corporation, which appear in the Annual Report on Form 10-K/A of Parallel Petroleum Corporation for the year ended December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Houston, Texas

October 12, 2007